Tidal Trust I 485BPOS

Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated October 30, 2025, relating to the financial statements and financial highlights of Unlimited HFEQ Equity Long/Short ETF, and consolidated financial statements and financial highlights of Unlimited HFMF Managed Futures ETF, Unlimited HFGM Global Macro ETF, and Unlimited HFND Multi-Strategy Return Tracker ETF, each a series of Tidal Trust I, which are included in Form N-CSR for the year or period ended August 31, 2025, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Milwaukee, Wisconsin

December 22, 2025